Exhibit 10.2

                                                                March 26, 2010

Personal and Confidential

In Store USA
Attn:  Michael Davidson
5181 Everest Drive
Mississauga, Ontario, L4W 2R2
Canada

Re: Non-Binding Term Sheet

Dear Michael:

This Agreement confirms the commercial structure of the business transaction between Clear-Lite Holdings, Inc. (“Parent”) and TAG Industries, Inc. (“TAG”), with In-Store Group (the “Company”) and Michael Davidson (the “Principal Unitholder”) with respect to the principal terms and conditions under which TAG will become the exclusive supplier of all the existing products relative to the environmental bags, for of the Company, effective April 15, 2010 (the “Effective Date”). This Agreement will run for a period of three (3) years from the Effective Date for all products presently sourced by the Company with its existing suppliers, or any new suppliers that TAG might source, with the approval of the Company.  It is understood that from the Effective Date, and for a period of three (3) years, TAG will exclusively manage all the sourcing of the environmental bag products, presently sold by the Company.

1.           Purchase Orders. Purchase orders will be issued in the normal course of business. It is estimated that this volume will be $20,0000,000 over the three (3) year agreement.

2.           Wholesale Business Costing. The Company will provide TAG with its target wholesale pricing prior to the Effective Date for all products, along with all product specifications.

3.           Order Financing/Mechanics. The Company will provide and guarantee to TAG with the necessary financing required for the orders placed, as specified by the supplier, and mutually approved by the Company and TAG. All financing from the Company will be in a manner suitable to the Company and will be set out in the final Agreement

4.           Margin Allocation. The Company will provide TAG with a margin allocation of five percent (5%) of the wholesale costing. Any change will require mutual approval in writing.

5.           Consideration. As consideration for the three (3) year contract to TAG, Parent will provide the Company or the Unitholder, as specified by the Unitholder, with 2,000,000 shares of restricted common stock upon the signing of the final Agreement.  It is understood that the estimated amount of purchase orders would be no less than $20,000,000 at wholesale value, over the term of this Agreement.  Should the value of the shares be less then the margin allocation provided to TAG for its exclusive services, the Parent will provide a “make-whole” of the difference through the issuance of new stock from its treasury.  This will be calculated and reconciled on an annual basis if required. Conversely, should the margin allocation be less then the annualized volume, the Company would have to provide additional business to TAG, so as to ensure it meets its obligations of revenue and margin under the terms of this agreement.  The Company or the Unitholder will commit to a leak out agreement of its stock that will not exceed 100% coverage of the profit of orders provided to TAG

4.           Representations and Warranties.  The Company represents that the contracts and commitments relative to the purchase are non-cancellable and guaranteed, and will be fully backed financially by the Company

5.           Access to Company. The Company will give Parent and TAG access to   current contracts, documents, specification sheets, etc., as appropriate related to its respective businesses, relative to the sourcing and supplying of all specified products. The Company will furnish the Parent and TAG with copies of documents and with such other information as the purchaser may request to help source on behalf of the company.

6.           Exclusivity. Parent, TAG acknowledge that the TAG will invest time and money to provide the Company with the sourcing requirements of the Company and that the Company will ensure that TAG is the exclusive supplier of the specified products for the term of this Agreement.  As a result, upon execution of this agreement the Company shall terminate any existing discussions or negotiations with, and shall cease to provide information to or otherwise cooperate with, any party other than TAG relative to the supply contracts. In addition, from and after the date hereof, none of the Company nor any of its unitholders, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents, will directly or indirectly encourage, solicit, initiate, have or continue any discussions or negotiations with or participate in any discussions or negotiations with or provide any information to or otherwise cooperate in any other way with, or enter into any agreement, letter of intent or agreement in principle with, or facilitate or encourage any effort or attempt by any corporation, partnership, company, person or other entity or group other than TAG. The Company shall notify TAG promptly of any inquiries, proposals or offers made by third parties to the Company or any of its, subsidiaries or affiliates, or any of their respective officers, directors, employees, members, managers, representatives or agents with respect to the supply of the products as set out in this agreement, and furnish TAG with the terms thereof.  The Company and the Principal Unitholder shall offer TAG first opportunity on all new sourcing and supplying opportunities, subject to mutual agreement

7.           Conduct of Business.  The Company shall use its best efforts to preserve intact the business organization and employees and other business relationships of the Company; shall continue to operate in the ordinary course of business and maintain its books, records and accounts in accordance with generally accepted accounting principles, consistent with past practice; shall use its reasonable best efforts to maintain the Company's current financial condition, including working capital levels so as to fully support the terms of this agreement.

8.           Expenses.  Each of the parties shall pay its expenses incident to this agreement, other than the financing of the orders as set out by the Company.

9.           Confidentiality.  TAG and the Company shall execute a Confidentiality Agreement, commensurate with the signing of this agreement.

10.           Disclosure.  Without the prior written consent neither the Company or TAG will disclose to any person or entity the pricing relative to the supply contract unless part of their normal sourcing process and/or such party disclosure is required to be made by applicable law, regulation or court order, and such disclosure is made after prior consultation with the Company.

11.           Termination.  Subject to the terms of this agreement, upon the earlier of (a) the mutual written agreement of the parties hereto or (b) the failure by Company and/or TAG hereto to execute relative to this agreement, the parties shall be released from all liabilities and obligations with respect to the subject matter hereof.

 12.           Governing Law.  This letter of intent and the Purchase Agreement shall be governed by the laws of Ontario, without regard to such state’s principles of conflicts of laws.  Any dispute under this letter of intent shall be submitted to the exclusive jurisdiction of the Province of Ontario. In the event of litigation relating to the subject matter of this letter of intent or the final Agreement the non-prevailing party will reimburse the prevailing party for all reasonable attorney fees and costs resulting there from.

13.           Non-Binding.  Both parties agree to work in good faith to complete their respective Due Diligence and expeditiously towards closing a final Agreement by April 15, 2010. However, nothing in this Term Sheet will be construed as a binding obligation the Company, the Parent or TAG until the final Agreement is signed outlining various mechanics relative to this Term Sheet which will be satisfactory to all parties.

14.           Electronic Execution.  The parties agree that a facsimile or electronic mail copy of this letter of intent will be deemed an original for all purposes, and each waive the necessity of providing the original copy of this letter of Intent to bind the other parties.

[-Signature page follows-]

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing two copies of this agreement in the spaces provided below and returning one copy to us no later than 5:00 p.m. on March 26, 2010.

Very truly yours,

Clear-Lite Holdings, Inc

By:/s/ Thomas J. Irvine
Name: Thomas J. Irvine
Title: President & Chief Executive Officer

TAG Industries, Inc

By: /s/ Thomas J. Irvine
Name: Thomas J. Irvine
Title: President & Chief Executive Officer

ACCEPTED AND AGREED:

In Store Group

By: /s/ Kevin Watkinson
Name: Kevin Watkinson
Title: Chief Financial Officer

By: /s/ Michael Davidson
      Michael Davidson, Principal Unitholder

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